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                                                                    EXHIBIT 12.2

                          ARCHSTONE COMMUNITIES TRUST
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

                         (Dollar amounts in thousands)

                                  (Unaudited)

                                 Pro Forma
                                 Six Months   Six Months    Pro Forma
                                   Ended        Ended       Year Ended
                                  June 30,     June 30,    December 31,              Twelve Months Ended December 31,
                                 ----------   ----------   ------------    -----------------------------------------------------
                                    1998         1998        1997 (1)      1997 (1)     1996        1995       1994       1993
                                 ----------   ----------   ------------    --------   --------    --------    -------    -------
Earnings from operations....     $   80,959   $   57,347   $     80,696    $ 24,686   $ 94,089    $ 81,696    $46,719    $23,191
Add:
  Interest expense..........         45,696       31,629         87,209      61,153     35,288      19,584     19,442      3,923
                                 ----------   ----------   ------------    --------   --------    --------    -------    -------
Earnings as adjusted........     $  126,655   $   88,976   $    167,905    $ 85,839   $129,377    $101,280    $66,161    $27,114
                                 ==========   ==========   ============    ========   ========    ========    =======    =======
Combined fixed charges and
 Preferred Share dividends:
  Interest expense..........     $   45,696   $   31,629   $     87,209    $ 61,153   $ 35,288    $ 19,584    $19,442    $ 3,923
  Capitalized interest......         11,078       11,078         17,606      17,606     16,941      11,741      6,029      2,818
                                 ----------   ----------   ------------    --------   --------    --------    -------    -------
    Total fixed charges.....     $   56,774   $   42,707   $    104,815    $ 78,759   $ 52,229    $ 31,325    $25,471    $ 6,741
                                 ----------   ----------   ------------    --------   --------    --------    -------    -------

  Preferred Share dividends.         11,625        9,469         21,269      19,384     24,167      21,823     16,100      1,341
                                 ----------   ----------   ------------    --------   --------    --------    -------    -------
Combined fixed charges and
 Preferred Share dividends..     $   68,399   $   52,176   $    126,084    $ 98,143   $ 76,396    $ 53,148    $41,571    $ 8,082
                                 ==========   ==========   ============    ========   ========    ========    =======    =======

Ratio of earnings to
 combined fixed charges and
 Preferred Share dividends..            1.9          1.7            1.3         0.9        1.7         1.9        1.6        3.4
                                 ==========   ==========   ============    ========   ========    ========    =======    =======

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(1)  Earnings from operations for 1997 includes a one-time, non-cash charge of
     $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Accordingly, earnings from operations were insufficient to cover combined fixed charges and Preferred Share dividends by $12.3 million. Excluding this charge, the ratio of earnings to combined fixed charges and Preferred Share dividends for the year ended December 31, 1997 on a historical basis would be 1.6 and 1.9 on a pro forma basis.